Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Yadkin Financial Corporation

Raleigh, North Carolina

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014, with respect to the consolidated balance sheets of Yadkin Financial Corporation as of December 31, 2013 and 2012, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for the three-year period ending December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
December 4, 2014